Exhibit 99.1

Press Release
October 19, 2015

LCNB CORP. REPORTS FINANCIAL RESULTS FOR
THE NINE MONTHS ENDED SEPTEMBER 30, 2015

LCNB Corp. (LCNB) today announced net income of $2,633,000 (total basic and diluted earnings per share of $0.26) and $8,590,000 (total basic and diluted earnings per share of $0.89 and $0.88, respectively) for the three and nine months ended September 30, 2015, respectively.  This compares to net income of $2,718,000 (total basic and diluted earnings per share of $0.30 and $0.29) and $6,652,000 (total basic and diluted earnings per share of $0.72 and $0.71) for the same three and nine-month periods in 2014.  Results for 2015 and 2014 were significantly affected by the acquisitions of BNB Bancorp, Inc. ("BNB") on April 30, 2015 and Eaton National Bank & Trust Co. ("Eaton National") on January 24, 2014. In addition, LCNB sold impaired loans with a carrying value of approximately $4.5 million during the second quarter 2015.

Commenting on the financial results, LCNB CEO Steve Wilson said, "We are pleased to report our financial results for the three and nine months ended September 30, 2015. Despite incurring $641,000 in acquisition related costs during 2015, our return on average assets for the first nine months was 0.95% and our return on average equity was 8.55%. Organic loan growth during the nine-month period was $34,281,000 and we obtained $34,661,000 in seasoned loans from the BNB acquisition, both contributing to increased net interest income."

Net interest income for the three and nine months ended September 30, 2015 increased $502,000 and $3,061,000, respectively, from the comparative periods in 2014 due primarily to an increase in the volume of average interest earning assets, primarily loans.

The provision for loan losses for the three months ended September 30, 2015 was $161,000 less than for the same quarter in 2014 and $249,000 greater for the nine-month period. Net loan charge-offs for for the first nine months of 2015 and 2014 totaled $1,148,000 and $1,027,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest decreased $3,418,000, from $5,802,000 or 0.83% of total loans at December 31, 2014 to $2,384,000 or 0.31% of total loans at September 30, 2015 primarily due to the impaired loan sale mentioned above.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure) decreased from $1,370,000 at December 31, 2014 to $1,208,000 at September 30, 2015 due to a write-down recognized on commercial property.

Non-interest income for the three months ended September 30, 2015 was $71,000 greater than the comparable period in 2014 primarily due to increases in trust income and service charges and fees on deposit accounts, partially offset by a decrease in gains from sales of investment securities due to no sales during the third quarter 2015. Non-interest income for the nine months ended September 30, 2015 was $830,000 greater than the comparable period in 2014 primarily due to increases in trust income, gains from sales of investment securities, and gains from sale of loans. Gains from sales of investment securities increased on a year-to-date basis because of a greater volume of sales.

Non-interest expense for the three and nine months ended September 30, 2015 was $850,000 and $653,000 greater than the comparable periods in 2014 primarily due to increases in salaries and employee benefits, other real estate owned expenses, and smaller decreases on other accounts. Salaries and employee benefits increased primarily due to salary and wage increases, employees retained from the BNB and Eaton National acquisitions, an increase in the number of employees outside of the acquisitions, and an increase in retirement plan expenses.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Through its subsidiary, LCNB National Bank (the “Bank”), it serves customers and communities in Southwest and South Central Ohio. A financial institution with a long tradition for building strong relationships with customers and communities, the Bank offers convenient banking locations in Butler, Clermont, Clinton, Fayette, Hamilton, Montgomery, Preble, Ross and Warren Counties, Ohio. The Bank continually strives to exceed customer expectations and provides an array of services for all personal and business banking needs including checking, savings, online banking, personal lending, business lending, business support, deposit and treasury, investment services, trust and IRAs and stock purchases. LCNB Corp. common shares are traded on the NASDAQ Capital Market Exchange® under the symbol “LCNB.” Learn more about LCNB Corp. at www.lcnb.com.

Certain statements made in this news release regarding LCNB’s financial condition, results of operations, plans, objectives, future performance and business, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by the fact they are not historical facts and include words such as “anticipate”, “could”, “may”, “feel”, “expect”, “believe”, “plan”, and similar expressions.

These forward-looking statements reflect management's current expectations based on all information available to management and its knowledge of LCNB’s business and operations. Additionally, LCNB’s financial condition, results of operations, plans, objectives, future performance and business are subject to risks and uncertainties that may cause actual results to differ materially. These factors include, but are not limited to:

1.	the success, impact, and timing of the implementation of LCNB’s business strategies, including the successful integration of recently completed and pending acquisitions;

2.	LCNB may incur increased charge-offs in the future;

3.	LCNB may face competitive loss of customers;

4.	changes in the interest rate environment may have results on LCNB’s operations materially different from those anticipated by LCNB’s market risk management functions;

5.	changes in general economic conditions and increased competition could adversely affect LCNB’s operating results;

6.	changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact LCNB’s operating results;

7.	LCNB may experience difficulties growing loan and deposit balances;

8.	the current economic environment poses significant challenges for us and could adversely affect our financial condition and results of operations;

9.
deterioration in the financial condition of the U.S. banking system may impact the valuations of investments LCNB has made in the securities of other financial institutions resulting in either actual losses or other than temporary impairments on such investments; and

10.
the effects of the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations promulgated and to be promulgated thereunder, which may subject LCNB and its subsidiaries to a variety of new and more stringent legal and regulatory requirements which adversely affect their respective businesses.

Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of LCNB and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. LCNB undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.